Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in this registration statement on Form S-3MEF of Atlas Resource Partners, L.P. of our report dated July 5, 2012, with respect to the Statements of Combined Revenues and Direct Operating Expenses of Oil and Gas Properties Acquired by Atlas Resource Partners, L.P. for each of the years in the three-year period ended December 31, 2011, which report appears in the Form 8-K/A of Atlas Resource Partners, L.P. dated July 10, 2012 and incorporated by reference into the registration statement (No. 333-180477) on Form S-3 of Atlas Resource Partners, L.P., which is incorporated by reference in this registration statement.

/s/ KPMG LLP

Houston, Texas

June 10, 2013